Exhibit (23)B

CONSENT OF PRICEWATERHOUSECOOPERS GmbH

TO INCORPORATION BY REFERENCE

We hereby consent to the incorporation by reference in the Registration Statements of Ecolab Inc. on Form S-8 (Registration Nos. 2–60010; 2–74944; 33–1664; 33-41828; 2–90702; 33–18202; 33–55986; 33-56101; 333-95043; 33–26241; 33–34000; 33-56151; 333-18627; 33–39228; 33-56125; 333-70835; 33–60266; 333-95041; 33-65364; 33-59431; 333-18617; 333-79449; 333-35519; 333-40239; 333-95037; 333-50969; 333-62183; and 333-58360) and Form S-3 (Registration No. 333-14771) of our report dated January 11, 2002 relating to the combined financial statements and financial statement schedule of Henkel-Ecolab as of November 30, 2001 and 2000 and for each of the three years in the period ended November 30, 2001, which appears in this Annual Report on Form 10-K of Ecolab Inc.

/s/ PricewaterhouseCoopers GmbH

PricewaterhouseCoopers

Gesellschaft mit beschränkter Haftung

Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany

March 8, 2002